EXHIBIT 99.5

                     Proxy Statement for Special Meeting of
                          Members of Riverview, M.H.C.


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                                RIVERVIEW, M.H.C.
                             700 N.E. Fourth Avenue
                                  P.O. Box 1068
                             Camas, Washington 98607
                                 (360) 834-2231

                      NOTICE OF SPECIAL MEETING OF MEMBERS
                        To be Held on September ___, 1997

     Notice is hereby given that a special meeting ("Special Meeting") of members of Riverview, M.H.C. ("MHC") will be held at the main office of Riverview Savings Bank, FSB ("Savings Bank") at 700 N.E. Fourth Avenue, Camas, Washington, on __________, September ____, 1997, at ___:___ __.m., Pacific Time. Business to be taken up at the Special Meeting shall be:

     (1) To approve a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") between the MHC and Riverview Savings Bank, FSB ("Savings Bank"), pursuant to which the Savings Bank organized Riverview
          Bancorp, Inc. ("Holding Company") and, upon consummation of the following transactions, the Savings Bank will become a wholly owned subsidiary of the Holding Company: (i) the MHC, which currently owns ____% of the outstanding shares of common stock of the Savings Bank, will convert from mutual holding company to a federal interim stock savings bank ("Interim A") and simultaneously merge with and into the Savings Bank, with the Savings Bank as the surviving entity; (ii) the Savings Bank will merge with and into an interim stock savings bank ("Interim B") to be formed as a wholly owned subsidiary of the Holding Company, with the Savings Bank being the surviving entity; (iii) the outstanding shares of common stock of the Savings Bank (other than those held by the MHC which will be canceled) ("Public Savings Bank Shares") will be exchanged for shares of common stock of the Holding Company ("Exchange Shares") pursuant to a ratio that will result in the holders of such shares owning in the aggregate the same percentage of the outstanding shares of common stock of the Holding Company as they currently own in the Savings Bank, before giving effect to such stockholders purchasing additional shares of common stock of the Holding Company ("Conversion Shares") in a concurrent stock offering by the Holding Company ("Conversion Offerings") or by the Savings Bank's employee stock ownership plan thereafter or receiving cash in lieu of fractional Exchange Shares; and (iv) the offer and sale of Conversion Shares by the Holding Company in the Conversion Offerings (collectively, "Conversion and Reorganization"), all undertaken pursuant to the laws of the United States and the rules and regulations of the Office of Thrift Supervision; and

     (2) To consider and vote upon any other matters that may lawfully come before the Special Meeting.

     Note: As of the date of mailing of this Notice, the Board of Directors is not aware of any other matters that may come before the Special Meeting.



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     The members  entitled to vote at the Special Meeting shall be those members of the MHC at the close of business on _______ __, 1997, and who continue as members until the Special Meeting, and should the Special Meeting be, from time to time, adjourned to a later time, until the final adjournment thereof.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       PHYLLIS KREIBICH
                                       SECRETARY


Camas, Washington
August ___, 1997


PLEASE SIGN AND RETURN PROMPTLY EACH PROXY CARD YOU RECEIVE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ASSURE NECESSARY REPRESENTATION AT THE SPECIAL MEETING, BUT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU SO DESIRE. THE PROXY IS SOLICITED ONLY FOR THIS SPECIAL MEETING (AND ANY ADJOURNMENTS THEREOF) AND WILL NOT BE USED FOR ANY OTHER MEETING. YOU MAY REVOKE YOUR WRITTEN PROXY BY WRITTEN INSTRUMENT DELIVERED TO PHYLLIS KREIBICH, SECRETARY, RIVERVIEW, M.H.C., AT THE ABOVE ADDRESS AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING.


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                                RIVERVIEW, M.H.C.
                             700 N.E. FOURTH AVENUE
                             CAMAS, WASHINGTON 98607
                                 (360) 834-2231

                                 PROXY STATEMENT

                               September __, 1997


     YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF RIVERVIEW, M.H.C. FOR USE AT A SPECIAL MEETING OF MEMBERS TO BE HELD ON
_________, SEPTEMBER __, 1997, AND ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING. YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU TO VOTE FOR THE PLAN OF CONVERSION.

                          PURPOSE OF MEETING -- SUMMARY

     A special  meeting of members  ("Special  Meeting")  of  Riverview,  M.H.C.
("MHC")  will be held at the  Savings  Bank's  main  office  at 700 N.E.  Fourth
Avenue, Camas, Washington, on _________, September __, 1997, at __:00 _.m., Pacific Time, for the purpose of considering and voting upon a Plan of Conversion and Agreement and Plan of Reorganization ("Plan of Conversion"), which, if approved by a majority of the total votes of the members eligible to be cast, will permit the Savings Bank to become a subsidiary of the Holding Company, a newly organized Washington corporation formed by the Savings Bank. The reorganization of the Savings Bank and the acquisition of control of the Savings Bank by the Holding Company are collectively referred to herein as the "Conversion and Reorganization."

     Pursuant to the MHC's Federal Mutual Holding Company Charter, depositors of the Savings Bank, and borrowers of the Savings Bank with a loan outstanding as of October 22, 1993 and for as long as such loan remains outstanding, are members of the MHC. Members entitled to vote on the Plan of Conversion are members of the MHC as of _________, 1997 ("Voting Record Date") who continue as members until the Special Meeting, and should the Special Meeting be, from time to time, adjourned to a later time, until the final adjournment thereof. The Conversion and Reorganization requires the approval of not less than a majority of the total votes eligible to be cast at the Special Meeting.

     Pursuant to the Plan of Conversion, (i) the MHC will convert from a federally-chartered mutual holding company to a federally-chartered interim stock savings bank (i.e. Interim A) and simultaneously merge with and into the Savings Bank, pursuant to which the MHC will cease to exist and the shares of Savings Bank Common Stock held by the MHC will be canceled, and (ii) Interim A will then merge with and into the Savings Bank. As a result of the merger of Interim A with and into the Savings Bank, the Savings Bank will become a wholly owned subsidiary of the Holding Company and the shares of Savings Bank Common Stock held by persons other than the MHC ("Public Savings Bank Shares") will be converted into shares of common stock of the Holding Company ("Exchange Shares") pursuant to a ratio ("Exchange Ratio"), which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any Conversion Shares (defined below) purchased by the Savings Bank's stockholders in the Conversion Offerings (defined below) or the ESOP thereafter.

     As part of the Plan of Conversion, nontransferable rights to subscribe ("Subscription Rights") for up to 2,760,000 shares of common stock ("Conversion Shares") have been granted, in order of priority, to (i) depositors with $50.00 or more on deposit at the Savings Bank as of December 31, 1995 ("Eligible Account Holders"), (ii) the


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ESOP, a tax-qualified  employee  benefit plan,  (iii)  depositors with $50.00 or more on deposit at the Savings Bank as of June 30, 1997 ("Supplemental Eligible Account Holders"), and (iv) depositors of the Savings Bank (other than Eligible Account Holders and Supplemental Eligible Account Holders) as of ________ __, 1997 ("Voting Record Date"), and borrowers of the Savings Bank with loans outstanding as of October 22, 1993 which continue to be outstanding as of the Voting Record Date ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan of Conversion ("Subscription Offering"). Concurrently, but subject to the prior rights of Subscription Rights holders, the Holding Company is offering the Conversion Shares for sale to members of the general public through a direct community offering ("Direct Community Offering") with preference given first to Public Stockholders (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural persons and trusts of natural persons who are permanent residents of Clark, Calix, Klickitat and Skamania Counties of Washington ("Local Community"). It is anticipated that any Conversion Shares not subscribed for in the Subscription Offering or purchased in the Direct Community Offering will be offered to eligible members of the general public on a best efforts basis by a selling group of broker-dealers managed by Pacific Crest in a syndicated community offering ("Syndicated Community Offering"). The Subscription Offering, Direct Community Offering and the Syndicated Community Offering are referred to collectively as the "Conversion Offerings." The Holding Company, Savings Bank and MHC are collectively referred to herein as the "Primary Parties." The Primary parties reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Direct Community Offering or Syndicated Community Offering either at the time of receipt of an order or as soon as practicable following the termination of the Conversion Offerings. If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order.

                                RIVERVIEW, M.H.C.

     The MHC is the federally-chartered mutual holding company for the Savings Bank. The MHC was formed in October 1993 as a result of the reorganization of the Savings Bank into a federally chartered mutual holding company ("MHC Reorganization"). The members of the MHC consist of depositors of the Savings Bank and those current borrowers of the Savings Bank who had loans outstanding as of the consummation date of the MHC Reorganization (October 22, 1993). Currently, the MHC's sole business activity is holding the _______ shares of Savings Bank Common Stock, which represents ___% of the outstanding shares as of the date of this Prospectus. The MHC's main office is located at 700 N.E. Fourth Avenue, Camas, Washington 98607, and its telephone number is (360) 834-2231. As part of the Conversion and Reorganization, the MHC will convert to a federally-chartered interim stock savings bank and simultaneously merge with and into the Savings Bank, with the Savings Bank as the surviving entity.

                           RIVERVIEW SAVINGS BANK, FSB

     The Savings Bank is a federally-chartered savings bank, founded in 1923 and headquartered in Camas, Washington. The Savings Bank's deposits are insured by the FDIC up to applicable legal limits under the SAIF. The Savings Bank has been a member of the Federal Home Loan Bank ("FHLB") system since 1937. The Savings Bank is regulated by the OTS and the FDIC. At March 31, 1997, the Savings Bank had total assets of $224.4 million, total deposit accounts of $169.4 million, and total shareholders' equity of $25.0 million, on a consolidated basis.

     On October 22, 1993, when the MHC Reorganization was consummated, the Savings Bank completed its initial stock offering by issuing 1,725,000 shares of Savings Bank Common Stock, of which 690,000 shares were purchased by the Public Stockholders and 1,007,400 shares were issued to the MHC. Stock dividends issued and stock options exercised subsequent to the initial public offering have increased the total shares issued and outstanding to _______ as of the date of this Prospectus, of which ________ shares are held by the Public Stockholders and _______ shares are held by the MHC.

     The Savings Bank is a community oriented financial institution offering traditional financial services to the residents of its primary market area. The Savings Bank considers Clark, Cowlitz, Klickitat and Skamania Counties


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of the State of  Washington  as its primary  market  area.  The Savings  Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate fixed-rate mortgage loans and adjustable rate mortgage ("ARM") loans secured by one- to- four family residential real estate located in its primary market area. The Savings Bank is also an active originator of residential construction loans and consumer loans. At March 31, 1997, one- to- four family mortgage loans were $94.5 million, or 62.3% of total net loans receivable and loans held for sale (collectively, "total net loans receivable"), residential construction loans were $32.5 million, or 21.4% of total net loans receivable, and consumer loans were $14.3 million, or 9.4% of total net loans receivable. To a lesser extent, the Savings Bank originates land loans ($7.9 million or 5.2% of total net loans receivable at March 31, 1997) and commercial real estate loans ($9.0 million or 5.9% of total net loans receivable at March 31, 1997). Substantially all of the Savings Bank's real estate loans are secured by real estate located in its primary market area. Construction, consumer, land and commercial real estate loans generally involve a greater risk of loss than one- to- four family mortgage loans. See "RISK FACTORS -- Certain Lending Risks" in the Prospectus.

     In addition to originating one- to- four family loans for its portfolio, the Savings Bank is an active mortgage broker for several third party mortgage lenders. In recent periods, such mortgage brokerage activities have reduced the volume of fixed-rate one- to- four family loans that are originated and sold by the Savings Bank. See "-- Loan Originations, Sales and Purchases" and "-- Mortgage Brokerage" in the Prospectus.

     The Savings Bank also invests in short- to- intermediate term U.S. Treasury securities and U.S. Government agency obligations, and mortgage-backed securities issued by U.S. Government agencies. At March 31, 1997, the Savings Bank's investment and mortgage-backed securities portfolio had a carrying value of $53.7 million. See "BUSINESS OF THE SAVINGS BANK -- Investment Securities" in the Prospectus.

     Deposits have been the primary source of funds for the Savings Bank's investment and lending activities. The Savings Bank plans to continue to fund its operations primarily with deposits, although advances from the FHLB-Seattle have been used as a supplemental source of funds. The Savings Bank has also used FHLB advances to purchase investment securities, with the goal of recognizing income on the difference between the interest rate earned on the investment securities and the interest rate paid on the FHLB advances. See "BUSINESS OF THE SAVINGS BANK -- Deposits and Other Sources of Funds" in the Prospectus.

     The Savings Bank conducts its operations from its main office and eight branch offices located in Southwest Washington State. See "BUSINESS OF THE SAVINGS BANK -- Properties" in the Prospectus. The Savings Bank's main office is located at 700 N.E. Fourth Avenue, Camas, Washington, and its telephone number is (360) 834-2231.

                             RIVERVIEW BANCORP, INC.

     The Holding Company was organized on __________, 1997 under Washington law at the direction of the Savings Bank to acquire the Savings Bank as a wholly-owned subsidiary upon consummation of the Conversion and Reorganization. The Holding Company has only engaged in organizational activities to date. The Holding Company has received conditional OTS approval to become a savings and loan holding company through the acquisition of 100% of the capital stock of the Savings Bank. Immediately following the Conversion, the only significant assets of the Holding Company will be the outstanding capital stock of the Savings Bank, 50% of the net investable proceeds of the Conversion Offerings (see table under "PRO FORMA DATA" in the Prospectus) as permitted by the OTS to be retained by it) and a note receivable from the ESOP evidencing a loan to enable the ESOP to purchase 8% of the Conversion Shares issued in the Conversion and Reorganization. Funds retained by the Holding Company will be used for general business activities. See "USE OF PROCEEDS" in the Prospectus. Upon consummation of the Conversion and Reorganization, the Holding Company will be classified as a unitary savings and loan holding company subject to OTS regulation. See "REGULATION -- Savings and Loan Holding Company Regulations" in the Prospectus. The main office of the Holding Company is located at 700 N.E. Fourth Avenue, Camas, Washington 98607 and its telephone number is (360) 834-2231.


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                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

     The MHC's Board of Directors has fixed the close of business on ________, 1997 as the record date for the determination of members entitled to notice of and to vote at the Special Meeting. All holders of savings or other authorized accounts of the Savings Bank, and borrowers of the Savings Bank with loans outstanding as of October 22, 1993 and for as long as such loans remain outstanding, are members of the Savings Bank under its current charter. All members of record as of the close of business on the Voting Record Date who continue to be members on the date of the Special Meeting or any adjournment thereof will be entitled to vote at the Special Meeting or such adjournment.

     Each eligible depositor member will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of the depositor's savings accounts in the Savings Bank as of the Voting Record Date. Borrowers with loans outstanding as of ________, 1997 which continue to be outstanding as of the Voting Record Date will be entitled to cast one vote for the period of time such borrowings remain in existence. No member is entitled to cast more than 1,000 votes. Any number of members present and voting, represented in person or by proxy, at the Special Meeting will constitute a quorum.

     Approval of the Plan of Conversion will require the affirmative vote of a majority of the total outstanding votes of the MHC's members eligible to be cast at the Special Meeting. As of the Voting Record Date for the Special Meeting, there were approximately _________ votes eligible to be cast, of which _________ votes may be cast by depositor members and _____ votes may be cast by borrower members.

                                     PROXIES

     Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Enclosed is a proxy which may be used by any eligible member to vote on the Plan of Conversion. All properly executed proxies received by management will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, all proxies will be voted on such matters in accordance with the best judgment of the proxy holders named therein. If the enclosed proxy is returned, it may be revoked at any time before it is voted by written notice to the Secretary of the Savings Bank, by submitting a later dated proxy, or by attending and voting in person at the Special Meeting. The proxies being solicited are only for use at the Special Meeting and at any and all adjournments thereof and will not be used for any other meeting. Management is not aware of any other business to be presented at the Special Meeting.

     The trustees for individual retirement accounts at the Savings Bank, will vote in favor of the Plan of Conversion, unless the beneficial owner executes and returns the enclosed proxy for the Special Meeting or attends the Special Meeting and votes in person.

     To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the MHC, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the MHC for their reasonable out-of-pocket expenses incurred in connection with such solicitation. If necessary, the Special Meeting may be adjourned to an alternative date.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends that you vote "FOR" the Plan of Conversion. Voting in favor of the Plan of Conversion will not obligate any voter to purchase any Conversion Stock.


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                        THE CONVERSION AND REORGANIZATION

     The OTS has approved the Plan of Conversion subject to its approval by the members of the Savings Bank and the stockholders of the Savings Bank entitled to vote thereon and to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion.

General

     On May 21, 1997, the Boards of Directors of the MHC and the Savings Bank, and on ________, 1997, the Holding Company's Board of Directors, unanimously adopted the Plan of Conversion, pursuant to which the MHC will convert from a mutual holding company to a stock holding company and the Savings Bank simultaneously reorganize as a wholly-owned subsidiary of the Holding Company, a newly formed Washington corporation. The following discussion of the Plan of Conversion is qualified in its entirety by reference to the Plan of Conversion, which is attached as Exhibit A to this Proxy Statement. The Plan of Conversion is also filed as an exhibit to the Registration Statement. See "ADDITIONAL INFORMATION."

     Pursuant to the Plan of Conversion, (i) the MHC will convert from a federally-chartered mutual holding company to a federally-chartered interim stock savings bank (i.e. Interim A) and simultaneously merge with and into the Savings Bank, pursuant to which the MHC will cease to exist and the shares of Savings Bank Common Stock held by the MHC will be canceled, and (ii) Interim A will then merge with and into the Savings Bank. As a result of the merger of Interim A with and into the Savings Bank, the Savings Bank will become a wholly owned subsidiary of the Holding Company and the Public Savings Bank Shares will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Shares and the Exchange
Shares) as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any shares of Conversion Stock purchased by the Savings Bank's stockholders in the Conversion Offerings or the ESOP thereafter.

     As part of the  Conversion  and  Reorganization,  the  Holding  Company  is
offering Conversion Shares in the Subscription Offering to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of December 31, 1995); (ii) the ESOP; (iii) Supplemental Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of ________, 1997); and (iv) Other Members (depositors of the Savings Bank as of _______, 1997 and borrowers of the Savings Bank with loans outstanding as of October 22, 1993, which continue to be outstanding as of ________, 1997).

     Concurrently with the Subscription Offering, any Conversion Shares not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering to members of the general public, with priority being given first to Public Stockholders (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural persons and trusts of natural persons residing in the Local Community. Conversion Shares not sold in the Subscription and Direct Community Offerings may be offered in the Syndicated Community Offering. Regulations require that the Direct Community and Syndicated Community Offerings be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Savings Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible, the Board of Directors of the Savings Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed Conversion Shares. The Plan of Conversion provides that the Conversion and Reorganization must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the MHC.


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     No sales of Common  Stock  may be  completed,  either  in the  Subscription
Offering, Direct Community Offering or Syndicated Community Offerings unless the Plan of Conversion is approved by the members of the MHC and the stockholders of the Savings Bank.

     The completion of the Conversion Offerings, however, is subject to market conditions and other factors beyond the Savings Bank's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Members Meeting and the Stockholders Meeting that will be required to complete the Direct Community or Syndicated Community Offerings or other sale of the Conversion Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the MHC and the Savings Bank, as converted, together with corresponding changes in the net proceeds realized by the Holding Company from the sale of the Conversion Shares. If the Conversion and Reorganization is terminated, the Savings Bank would be required to charge all Conversion and Reorganization expenses against current income.

     Orders for Conversion Shares will not be filled until at least 2,040,000 Conversion Shares have been subscribed for or sold and the OTS approves the final valuation and the Conversion and Reorganization closes. If the Conversion and Reorganization is not completed within 45 days after the last day of the fully extended Subscription Offering and the OTS consents to an extension of time to complete the Conversion and Reorganization, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at the Savings Bank's passbook rate from the date payment is received until the funds are returned to the subscriber. If such period is not extended, or, in any event, if the Conversion and Reorganization is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at the Savings Bank's passbook rate from the date payment is received until the Conversion and Reorganization is terminated.

Purposes of Conversion and Reorganization

     The MHC, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Holding Company will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The holding company form of organization will provide the Holding Company with the ability to diversify the Holding Company's and the Savings Bank's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Holding Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Holding Company's financial position, to take advantage of any such opportunities that may arise.

     In their decision to pursue the Conversion and Reorganization, the Board of Directors of the MHC and the Savings Bank considered various regulatory uncertainties associated with the mutual holding company structure including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings association charter. See "RISK FACTORS -- Recent Legislation and the Future of the Thrift Industry" in the Prospectus.

     The Conversion and Reorganization will be important to the future growth and performance of the holding company organization by providing a larger capital base to support the operations of the Savings Bank and Holding Company and by enhancing their future access to capital markets, their ability to diversify into other financial services related activities, and their ability to provide services to the public. Although the Savings Bank currently has the ability to raise additional capital through the sale of additional shares of Savings Bank Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the MHC hold a majority of the outstanding shares of Savings Bank Common Stock.

     The Conversion and Reorganization also will result in an increase in the number of shares of Common Stock to be outstanding as compared to the number of outstanding shares of Public Savings Bank Shares which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "MARKET FOR COMMON STOCK" in the Prospectus. In addition, the Conversion and Reorganization permit to the Holding Company to engage in stock repurchases without adverse federal income tax consequences, unlike the Savings Bank. Currently, the Holding Company has no plans or intentions to engage in any stock repurchases.

     An additional benefit of the Conversion and Reorganization will be an increase in the accumulated earnings and profits of the Savings Bank for federal income tax purposes. When the Savings Bank (as a mutual institution) transferred substantially all of its assets and liabilities to its stock savings bank successor in the MHC Reorganization, its accumulated earnings and profits tax attribute was not able to be transferred to the Savings Bank because no tax-free reorganization was involved. Accordingly, this tax attribute was retained by the Savings Bank when it converted its charter to that of the MHC, even though the underlying retained earnings were transferred to the Savings Bank. The Conversion and Reorganization has been structured to re-unite the accumulated earnings and profits tax attribute retained by the MHC in the MHC Reorganization with the retained earnings of the Savings Bank by merging the MHC with and into the Savings Bank in a tax-free reorganization. This transaction will increase the Savings Bank's ability to pay dividends to the Holding Company in the future. See "DIVIDEND POLICY" in the Prospectus.

     If the Savings Bank had undertaken a standard conversion involving the formation of a stock holding company in 1993, applicable OTS regulations would have required a greater amount of common stock to be sold than the amount of net proceeds raised in the MHC Reorganization. Management believed that it was advisable to profitably invest the $6.5 million of net proceeds raised in the MHC Reorganization prior to raising the larger amount of capital that would have been raised in a standard conversion. A standard conversion in 1993 also would have immediately eliminated all aspects of the mutual form of organization.

     In light of the foregoing, the Boards of Directors of the Primary Parties believe that the Conversion and Reorganization is in the best interests of the MHC and the Savings Bank, their respective members and stockholders, and the communities served by the Savings Bank.

Effects of Conversion and Reorganization on Depositors and Borrowers of the Savings Bank

     General. Prior to the Conversion and Reorganization, each depositor in the Savings Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the MHC based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the MHC. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced.

     Consequently, the depositors of the Savings Bank normally have no way to realize the value of their ownership interest in the MHC, which has realizable value only in the unlikely event that the MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the MHC after other claims are paid.

     Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Holding Company. The Common Stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit and/or loan account(s) the seller may hold in the Savings Bank.

     Continuity. The Conversion and Reorganization will not interrupt the Savings Bank's normal business of accepting deposits and making loans. The Savings Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The directors and officers of the Savings Bank at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Savings Bank after the Conversion and Reorganization. The directors and officers of the Holding Company consist of individuals currently serving as directors and officers of the MHC and the Savings Bank, and they generally will retain their positions in the Holding Company after the Conversion and Reorganization.

     Effect on Public Savings Bank Shares. Under the Plan of Conversion, upon consummation of the Conversion and Reorganization, the Public Savings Bank Shares shall be converted into Exchange Shares based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Savings Bank Shares, Common Stock will be issued in exchange for such shares.

     Upon consummation of the Conversion and Reorganization, the Public Stockholders will become stockholders of the Holding Company. For a description of certain changes in the rights of stockholders as a result of the Conversion and Reorganization, see "COMPARISON OF STOCKHOLDERS" RIGHTS" in the Prospectus.

     Voting Rights. Presently, depositors and borrowers of the Savings Bank are members of, and have voting rights in, the MHC as to all matters requiring membership action. Upon completion of the Conversion and Reorganization, the MHC will cease to exist and all voting rights in the Savings Bank will be vested in the Holding Company as the sole stockholder of the Savings Bank. Exclusive voting rights with respect to the Holding Company will be vested in the holders of Common Stock. Depositors and borrowers of the Savings Bank will not have voting rights in the Holding Company after the Conversion and Reorganization, except to the extent that they become stockholders of the Holding Company.

     Savings Accounts and Loans. The Savings Bank's savings accounts, account balances and existing FDIC insurance coverage of savings accounts will not be affected by the Conversion and Reorganization. Furthermore, the Conversion and Reorganization will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with the Savings Bank.

     Tax Effects. The Savings Bank has received an opinion from Breyer & Aguggia, Washington, D.C., that the Conversion and Reorganization will constitute a nontaxable reorganization under Section 368(a)(1)(A) of the Code. Among other things, the opinion provides that: (i) the conversion of the MHC from a mutual holding company to a federally-chartered interim stock savings bank (i.e., Interim A) and its simultaneous merger with and into the Savings Bank, with the Savings Bank as the surviving entity will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the MHC in such merger, (iii) the merger of Interim B with and into the Savings Bank, with the Savings Bank as the surviving entity, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (iv) no gain or loss will be recognized by Interim B upon the transfer of its assets to the Savings Bank, (v) no gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim B, (vi) no gain or loss will be recognized by the Holding Company upon the receipt of Savings Bank Common Stock solely in exchange for Common Stock, (vii) no gain or loss will be recognized by the Public Stockholders upon the receipt of Exchange Shares in exchange for their Public Savings Bank Shares, (viii) the basis of the Exchange Shares to be received by the Public Stockholders will be the same as the basis of the Public Savings Bank Shares surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional Exchange Shares, (ix) the holding period of the Exchange Shares to be received by the Public Stockholders will include the holding period of the Public Savings Bank Shares, provided that the Public Savings Bank Shares were held as a capital asset on the date of the exchange, (x) no gain or loss will be recognized by the Holding Company upon the sale of shares of Conversion Shares in the Conversion Offerings, (xi) the Eligible Account Holders, Supplemental Eligible Account

Holders and Other Members will recognize gain, if any, upon the issuance to them of withdrawable savings accountsin the Savings Bank following the Conversion and Reorganization, interests in the liquidation account and nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights, and (xii) the tax basis to the holders of Conversion Shares purchased in the Conversion Offerings will be the amount paid therefor, and the holding period for the Conversion Shares will begin on the date of consummation of the Conversion Offerings, if purchased through the exercise of Subscription Rights, and on the day after the date of purchase, if purchased in the Community Offering or the Syndicated Community Offering. Unlike a private letter ruling issued by the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the IRS.

     Based upon past rulings issued by the IRS, the opinion provides that the receipt of Subscription Rights by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members under the Plan of Conversion will be taxable to the extent, if any, that the Subscription Rights are deemed to have a fair market value. RP Financial, a financial consulting firm retained by the Savings Bank, whose findings are not binding on the IRS, has issued a letter indicating that the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the Direct Community Offering for unsubscribed shares of Common Stock. If the Subscription Rights are deemed to have a fair market value, the receipt of such rights may only be taxable to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their Subscription Rights. The Savings Bank could also recognize a gain on the distribution of such Subscription Rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event the Subscription Rights are deemed to have a fair market value.

     The Savings Bank has also received an opinion from Knapp, O'Dell & Lewis, Camas, Washington, that, assuming the Conversion and Reorganization does not result in any federal income tax liability to the Savings Bank, its account holders, or the Holding Company, implementation of the Plan of Conversion will not result in any Washington tax liability to such entities or persons.

     The opinions of Breyer & Aguggia and Knapp, O'Dell & Lewis and the letter from RP Financial are filed as exhibits to the Registration Statement. See "ADDITIONAL INFORMATION."

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION AND REORGANIZATION PARTICULAR TO THEM.

     Liquidation Account. In the unlikely event of a complete liquidation of the MHC, each depositor of the Savings Bank would receive his or her pro rata share of any assets of the MHC remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in the Savings Bank at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Savings Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Savings Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. Each stockholder would not have an interest in the value or assets of the Savings Bank or the Holding Company above that amount.

     The Plan of Conversion provides for the establishment, upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the MHC plus the greater of (1) the Savings Bank's retained earnings of $9.8 million at March 31, 1993, the date of the latest statement of financial condition contained in the final offering circular utilized in the MHC Reorganization, or (2) ______% of the Savings Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion Offerings. As of the date of this Prospectus, the initial balance of the liquidation account would be $25.0 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his deposit account at the Savings Bank, would be entitled, upon a complete liquidation of the Savings Bank after the Conversion and Reorganization to an interest in the liquidation account prior to any payment to the Holding Company as the sole stockholder of the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Savings Bank at the close of business on December 31, 1995 or June 30, 1997, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 1995 Eligibility Record Date or the June 30, 1997 Supplemental Eligibility Record Date, as the case may be, bore to the balance of all deposit accounts in the Savings Bank on such date.

     If, however, on any March 31 annual closing date of the Savings Bank, commencing March 31, 1997, the amount in any deposit account is less than the amount in such deposit account on December 31, 1995 or June 30, 1997, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company as the sole stockholder of the Savings Bank.

                              REVIEW OF OTS ACTION

     Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion pursuant to this part may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. ss.563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the OTS by the clerk of the court and thereupon the OTS files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the OTS. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the United States Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

                             ADDITIONAL INFORMATION

     The Holding Company has filed with the SEC a Registration Statement on Form S-1 (File No. 333-_____) under the Securities Act of 1933, as amended, with respect to the Common Stock offered in the Conversion and Reorganization. The accompanying Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Room 1100, Chicago, Illinois 60661; and 75 Park Place, New York, New York 10007. Copies may be obtained at prescribed rates from the Public

Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement also is available through the SEC's World Wide Web site on the Internet (http://www.sec.gov).

     The Savings Bank has filed with the OTS an Application for Approval of Conversion. The accompanying Prospectus omits certain information contained in such Application. The Application, including exhibits and certain other information that are a part thereof, may be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the office of the Regional Director of the OTS at the OTS West Regional Office, Pacific Telesis Tower, 1 Montgomery Street, Suite 400, San Francisco, California 94104.

     Copies of the Holding Company's Articles of Incorporation and Bylaws may be obtained by written request to the Savings Bank.

     All persons eligible to vote at the Special Meeting should review both this Proxy Statement and the accompanying Prospectus carefully. However, no person is obligated to purchase any Common Stock. For additional information, you may call the Stock Information Center at (360) ___-____.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           PHYLLIS KREIBICH
                                           SECRETARY


Camas, Washington
August __, 1997


     YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE PROSPECTUS AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF THE SAVINGS BANK AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS IN THOSE JURISDICTIONS IN WHICH IT IS LAWFUL TO MAKE SUCH OFFER.

                                  EXHIBIT 99.6

                      Proxy Statement for Annual Meeting of
                   Stockholders of Riverview Savings Bank, FSB

                                ___________, 1997



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Riverview Savings Bank, FSB, which will be held at the main office of the Savings Bank, 700 N.E. Fourth Avenue, Camas, Washington, on _________, September __, 1997, at __:00 _.m., Pacific Daylight Time.

     The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. In addition to the routine matters of electing directors and ratifying the appointment of independent auditors, you will be asked to approve a Plan of Conversion From Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion"). The Plan of Conversion provides for the conversion of Riverview, M.H.C. from a mutual holding company to a stock holding company, to be known as Riverview Bancorp, Inc. ("Holding Company"), and the reorganization of the Savings Bank as a wholly-owned subsidiary of the Holding Company.

     During the meeting, we will also report on the operations of the Savings Bank. Directors and Officers of the Savings Bank, as well as a representative of Deloitte & Touche LLP, the Savings Bank's independent auditors, will be present to respond to appropriate questions from stockholders.

     Detailed information regarding the Savings Bank's activities and operating performance during the fiscal year ended March 31, 1997, is contained in the Holding Company's Prospectus dated August ___, 1997, which also is enclosed. The Prospectus is provided in lieu of the Savings Bank's Annual Report to Stockholders.

     Your vote is important, regardless of the number of shares you own. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend.

                                          Sincerely,



                                          Patrick Sheaffer
                                          President, Chief Executive Officer
                                          and Chairman of the Board

                           RIVERVIEW SAVINGS BANK, FSB
                             700 N.E. FOURTH AVENUE
                                  P.O. BOX 1068
                             CAMAS, WASHINGTON 98607
                                 (360) 834-2231

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER __, 1997
--------------------------------------------------------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of Riverview Savings Bank, FSB ("Savings Bank") will be held at the Savings Bank's main office, 700 N.E. Fourth Avenue, Camas, Washington, on _________, September __, 1997, at __:00 _.m., Pacific Daylight Time.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     1. To approve a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") providing for the conversion of Riverview, M.H.C. ("MHC"), the mutual holding company of the Savings Bank, to a stock holding company, with the concurrent issuance and sale of all of the Savings Bank's outstanding common stock to Riverview Bancorp, Inc., ("Holding Company"), a Washington corporation, and the issuance and sale of the Holding Company's common stock to the public; and the other transactions provided for in the Plan of Conversion;

     2.   The election of three directors of the Savings Bank;

     3.   The  approval  of  the   appointment  of  Deloitte  &  Touche  LLP  as
          independent auditors for the Savings Bank for the fiscal year ending March 31, 1998; and

     4. Such other matters as may properly come before the Meeting or any adjournments thereof.

     NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Savings Bank's Bylaws, the Board of Directors has fixed the close of business on _________, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

     You are requested to complete and sign the enclosed form of Proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend the Meeting and vote in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        PHYLLIS KREIBICH, SECRETARY


Camas, Washington
August __, 1997

--------------------------------------------------------------------------------
IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE SAVINGS BANK THE
EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED
IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                                       OF
                           RIVERVIEW SAVINGS BANK, FSB
                             700 N.E. FOURTH AVENUE
                                  P.O. BOX 1068
                             CAMAS, WASHINGTON 98607
                                 (360) 834-2231

--------------------------------------------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                SEPTEMBER , 1997
--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Riverview Savings Bank, FSB ("Savings Bank") to be used at the Annual Meeting of Stockholders (as may be adjourned or postponed, the "Meeting") of the Savings Bank. The Meeting will be held at the Savings Bank's main office, 700 N.E. Fourth Avenue, Camas, Washington, on _________, September __, 1997, at __:00 _.m., Pacific Daylight Time. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders on or about August __, 1997.

--------------------------------------------------------------------------------
                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Savings Bank at the above address, or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Savings Bank will be voted in accordance with the directions given therein. Where no instructions are indicated, executed proxies will be voted for the nominees for directors set forth below and in favor of the other proposals set forth herein.

--------------------------------------------------------------------------------
                  VOTING SECURITIES AND SECURITIES OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------

     Stockholders of record as of the close of business on __________, 1997 ("Voting Record Date"), are entitled to one vote for each share of common stock of the Savings Bank ("Savings Bank Common Stock") then held. As of the Voting Record Date, _________ shares of Savings Bank Common Stock were issued and outstanding, __________ of which were owned by the MHC, the Savings Bank's mutual holding company. All share data included herein has been adjusted to reflect all stock dividends paid by the Savings Bank.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Since the MHC owns more than 50% of the outstanding shares of Common Stock, the votes cast by the MHC will constitute the presence of a quorum and will determine the outcome of the Proposal II (Election of Directors) and Proposal III (Approval of Appointment of Independent Auditors) set forth herein. Proposal I (Approval of Plan of Conversion From Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization) must be approved by the holders of at least two-thirds of the outstanding shares of Savings Bank Common Stock and by the holders of at least a majority of the outstanding shares of Savings Bank Common Stock present in person or by proxy at the Meeting (other than those held by the MHC).

     The nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common Stock entitled to vote at the Meeting will be elected. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. An affirmative majority of the votes cast is required to ratify the appointment of independent auditors.

     Abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received and the broker or nominee does not have discretionary voting power) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The vote of a stockholder who abstains will, however, have the same effect as a vote "against" a proposal. "Broker non-votes" will have no effect on whether or not a proposal passes.

     Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file with the Office of Thrift Supervision ("OTS"), and provide a copy to the Savings Bank, certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based upon such reports, the following table sets forth, as of the Voting Record Date, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock and as to the shares of Common Stock beneficially owned by the Savings Bank's named executive officers and by all officers and directors of the Savings Bank as a group. See "PROPOSAL II -- ELECTION OF DIRECTORS" for information concerning the beneficial ownership of shares of Common Stock by each of the Savings Bank's directors.

                                         Amount and Nature          Percent of
                                           of Beneficial           Common Stock
Beneficial Owner                            Ownership(a)            Outstanding
----------------                            ------------            -----------

Riverview, M.H.C                            1,407,891                  58.27%
700 N.E. Fourth Avenue
Camas, Washington 98607

Named executive officers(b):

Patrick Sheaffer                            74,223(c)                   3.05
Ron Wysaske                                 51,004(d)                   2.10
Michael C. Yount                            25,976(e)                   1.07

All Officers and
Directors as a
Group (10 persons)                         264,768(e)                  10.64

----------
(a) Unless otherwise indicated, all shares are owned directly by the officers and directors or by the officers and directors indirectly through a trust, corporation or association, or by the officers and directors or their spouses as custodians or trustees for the shares of minor children. The officers and directors effectively exercise voting and investment power over such shares.

(b) Under applicable regulations the term "named executive officers" is defined to include the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers other than the chief executive officer whose total annual salary and bonus for the last completed fiscal year exceeded $100,000. Messrs. Sheaffer, Wysaske and Yount were the Savings Bank's only named executive officers during the fiscal year ended March 31, 1997.

(c) Includes 20,733 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days of from the Voting Record Date.

(d) Includes 16,297 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.

(e) Includes 12,536 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.

(f) Includes 72,046 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.

--------------------------------------------------------------------------------
    PROPOSAL I -- APPROVAL OF PLAN OF CONVERSION FROM MUTUAL HOLDING COMPANY
        TO STOCK HOLDING COMPANY AND AGREEMENT AND PLAN OF REORGANIZATION
--------------------------------------------------------------------------------

     On May 21, 1997, the Boards of Directors of the MHC and the Savings Bank, and on ________, 1997, the Holding Company's Board of Directors, unanimously adopted the Plan of Conversion, pursuant to which the MHC will convert from a mutual holding company to a stock holding company and the Savings Bank simultaneously reorganize as a wholly-owned subsidiary of the Holding Company, a newly formed Washington corporation. The following discussion is qualified in its entirety by reference to the Plan of Conversion, which is attached as an exhibit to this Proxy Statement, and the information set forth under "INCORPORATION BY REFERENCE" BELOW.

     Pursuant to the Plan of Conversion, (i) the MHC will convert from a federally-chartered mutual holding company to a federally-chartered interim stock savings bank ("Interim A") and simultaneously merge with and into the Savings Bank, pursuant to which the MHC will cease to exist and the shares of Savings Bank Common Stock held by the MHC will be canceled, and (ii) Interim A will then merge with and into the Savings Bank. As a result of the merger of Interim A with and into the Savings Bank, the Savings Bank will become a wholly owned subsidiary of the Holding Company and the shares of Savings Bank Common Stock held by persons other than the MHC ("Public Savings Bank Shares") will be converted into shares of common stock of the Holding Company ("Exchange Shares:) pursuant to a ratio ("Exchange Ratio"), which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any shares of Conversion Stock (defined below) purchased by the Savings Bank's stockholders in the Conversion Offerings (defined below) or the ESOP thereafter.

     As part of the  Conversion  and  Reorganization,  the  Holding  Company  is
offering Conversion Shares in the Subscription Offering to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of December 31, 1995); (ii) the ESOP; (iii) Supplemental Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of ________, 1997); and (iv) Other Members (depositors of the Savings Bank as of _______, 1997 and borrowers of the Savings Bank with loans outstanding as of October 22, 1993, which continue to be outstanding as of ________, 1997).

     Concurrently with the Subscription Offering, any Conversion Shares not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering to members of the general public, with priority being given first to Public Stockholders (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural persons and trusts of natural persons residing in the Local Community. Conversion Shares not sold in the Subscription and Direct Community Offerings may be offered in the Syndicated Community Offering. The Subscription Offering, Direct Community Offering and Syndicated Community Offering are collectively referred to herein as the "Conversion Offerings." Regulations require that the Direct Community and Syndicated Community Offerings be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Savings Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible, the Board of Directors of the Savings Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed Conversion Shares. The Plan of Conversion provides that the Conversion and

Reorganization must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the MHC.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PLAN OF CONVERSION.

--------------------------------------------------------------------------------
                           INCORPORATION BY REFERENCE
--------------------------------------------------------------------------------

     Each person receiving this Proxy Statement is also receiving the accompanying Prospectus of Riverview Bancorp, Inc. dated August ___, 1997. Although such Prospectus is incorporated herein by reference, this Proxy Statement does not constitute an offer to buy or a solicitation of an offer to by the common stock of the Holding Company.

     The Savings Bank urges each recipient of this Prospectus to read carefully the sections of the Prospectus that describe (i) the Conversion and Reorganization (see "THE CONVERSION AND REORGANIZATION") and the (ii) business of the Holding Company and the Savings Bank (see "BUSINESS OF THE HOLDING COMPANY" AND "BUSINESS OF THE SAVINGS BANK"), (iii) reasons for the Conversion and reorganization and management's belief that the Conversion and
Reorganization is in the best interests of the Savings Bank and its stockholders, (iv) employment agreements, severance agreements, severance plans and stock benefit plans that the Savings Bank and/or the Holding Company intend to implement in connection with the Conversion and Reorganization (see "MANAGEMENT OF THE SAVINGS BANK"), (v) the common stock of the Holding Company (see "DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY"), (vi) the historical capitalization of the Savings Bank and the pro forma capitalization of the Holding Company (see "CAPITALIZATION"), (vii) the historical and pro forma capital compliance of the Savings Bank (see "HISTORICAL AND PRO FORMA CAPITAL
COMPLIANCE"), (viii) pro forma financial information with respect to the Conversion and reorganization (see "PRO FORMA DATA"), (ix) the Holding Company and the Savings Bank's respective intended use of proceeds of the Conversion Offerings (see "USE OF PROCEEDS"), (x) the Holding Company's proposed dividend policy (See "DIVIDEND POLICY"), (xi) restrictions on the acquisition of the Holding Company, including anti-takeover provisions in the Holding Company's Articles of Incorporation and Bylaws (see "RESTRICTIONS ON THE ACQUISITION OF THE HOLDING COMPANY"), (xii) a comparison of the rights of the holders of Savings Bank Common Stock and rights of the holders of the Holding Company's common stock, and (xiii) the consolidated financial statements of the Savings Bank appearing in the Prospectus.

--------------------------------------------------------------------------------
                      PROPOSAL II -- ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     The Savings Bank's Board of Directors consists of seven members. The Savings Bank's Bylaws provide that directors are elected for terms of three years, one-third of whom are elected annually. The Nominating Committee has nominated for election as directors Roger Malfait, Gary R. Douglass and Patrick Sheaffer, for the terms set forth in the table on the following page. The nominees are current members of the Board of Directors of the Savings Bank. Stockholders are not permitted to cumulate their votes for the election of directors.

     If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board of Directors may amend the Bylaws and reduce the size of the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES NAMED BELOW FOR DIRECTORS OF THE SAVINGS BANK.

     The following table sets forth certain information as to each nominee and director continuing in office.

                                                                                                               Shares of
                                                                                      Year                   Common Stock
                                                                                      First                  Beneficially
                                                                                   Appointed or    Year      Owned at the    Percent
                                                  Principal Occupation               Elected       Term      Voting Record     of
     Name            Age(1)                        for Past Five Years               Director     Expires      Date(2)        Class
     ----            ------                        -------------------               --------     -------      -------        -----
                                         BOARD NOMINEES

Roger Malfait(3)      67      Semi-retired real estate developer                      1973         2000(4)      19,761(5)     0.82%
                              and cattle rancher

Gary R. Douglass      55      Certified Public Accountant with                        1994         2000(4)       7,906(6)     0.33
                              Douglass & Paulson, P.C.

Patrick Sheaffer      57      President, Chief Executive Officer and Chairman of      1979         2000(4)      74,223(7)     3.05
                              the Board of the Savings Bank; director of Epitope
                              Biotech Company, a Nasdaq-listed company.

                                 DIRECTORS CONTINUING IN OFFICE

Dale E. Scarbrough    69      Retired Chief Financial Officer for the                 1972         1998         19,761(8)     0.82
                              City of Camas, Washington

Ronald Wysaske        45      Executive Vice President and Chief Financial Officer    1985         1998         51,004(9)     2.10
                              of the Savings Bank

Paul L. Runyan        62      Owner and operator of Runyan's Jewelry Stores,          1979         1999        41,004(10)     1.70
                              Camas and White Salmon, Washington

Robert K. Leick(11)   61      Sole practitioner attorney at law; former               1972         1999         5,810(12)     0.24
                              Prosecuting Attorney with Skamania County,
                              Stevenson, Washington, until retirement
                              in 1994
                                               (footnotes on following page)

----------

(1)  At March 31, 1997.

(2) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he has shared voting and/or investment power with respect to such security. Includes shares owned by spouses other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the named persons possess voting and investment power.

(3)  Immediate past Vice-Chairman of the Board.

(4)  Assuming re-election at the Meeting.

(5) Includes 3,857 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days of the Voting Record Date.

(6) Includes 918 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.

(7) Includes 20,733 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days of the Voting Record Date.

(8) Includes 3,857 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.

(9) Includes 16,297 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.

(10) Includes 1,602 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days of the Voting Record Date.

(11) Vice-Chairman of the Board.

(12) Includes 3,857 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.

--------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     The business of the Savings Bank is conducted through meetings and activities of its Board of Directors and its committees. During the fiscal year ended March 31, 1997, the Board of Directors held 13 regular meetings. No director attended fewer than 75% of the total meetings of the Board of Directors of the Savings Bank and committees on which such director served.

     The  Savings   Bank  has  standing   Executive,   Audit,   Nominating   and
Personnel/Compensation Committees, among others.

     The Executive Committee of the Board of Directors, which consists of Directors Malfait, Leick and Sheaffer (Chairman), meets as necessary in between meetings of the full Board of Directors. The Executive Committee met 12 times during the fiscal year ended March 31, 1997.

     The Audit Committee of the Savings Bank consists of Directors Scarbrough (Chairman), Douglass and Runyan. It is responsible for developing and monitoring the Savings Bank's audit program. The Committee meets with the Savings Bank's independent auditors to discuss the results of the annual audit and any related matters. The members of the committee also receive and review all the reports and findings and other information presented to them by the Savings Bank's officers regarding financial reporting policies and practices. The Audit Committee met once during the fiscal year ended March 31, 1997.

     The Nominating Committee consists of Directors Malfait (Chairman), Douglass and Scarbrough. This Committee submits nominations for the annual election of directors. The Nominating Committee met once during the fiscal year ended March 31, 1997.

     The Personnel/Compensation Committee consists of Director Runyan (Chairman), Douglass and Leick. This Committee determines annual grade and salary levels for employees and establishes personnel policies. The Personnel/Compensation Committee met two times during the fiscal year ended March 31, 1997.

--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

Summary Compensation Table

     The following information is provided for the named executive officers.

                                                   Annual Compensation
                         -----------------------------------------------------------------
Name and                                                                   Other Annual           All Other
Position                 Year          Salary            Bonus             Compensation(1)        Compensation(2)
--------                 ----          ------            -----             ---------------        ---------------
Patrick Sheaffer         1997         $128,902          $56,720                $--                   $19,364
President and Chief      1996          124,246           27,772                 --                    20,875
Executive Officer        1995          111,896           59,178                 --                    18,220

Ron Wysaske              1997           91,615           36,677                                       16,446
Executive Vice           1996           88,818           23,328                 --                    15,560
President                1995           86,028           49,816                 --                    16,393

Michael C. Yount         1997           81,528           27,384                 --                    13,934
Senior Vice              1996           77,259           19,332                 --                    13,333
President                1995           75,712           42,108                 --                    14,111

----------
(1) The aggregate amount of perquisites and other personal benefits was less than 10% of the annual salary and bonus reported.

(2)  Consists  of   contributions   to  profit  sharing  plan  and  ESOP.   Such
     contributions for 1997 amount to: Mr. Sheaffer, $4,500 and $14,864, respectively; Mr. Wysaske, $3,833 and $12,613, respectively; and Mr. Yount, $3,251 and $10,683, respectively.

Employment and Severance Agreements

     The MHC and the Savings Bank (collectively, the "Employers") have entered into three-year employment agreements ("Employment Agreements" or "Agreements") with Messrs. Sheaffer and Wysaske. Under the Agreements, the current base salaries for Messrs. Sheaffer and Wysaske are $124,246 and $88,818, respectively, which will be paid by the Savings Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board of Directors of the Savings Bank. Messrs. Sheaffer's and Wysaske's salaries may not be decreased during the term of the Employment Agreement without their prior written consent. On the anniversary of the commencement date of the Agreements, the term of the Agreements may be extended by the Board of Directors for an additional year unless a termination notice is given by Messrs. Sheaffer and Wysaske. The Agreements are terminable by the Employers for just cause at any time or in certain events specified by OTS regulations.

     The Agreements provide for severance payments if employment is terminated following a change in control. These payments, which will be made promptly after any change in control, will be equal to 2.99 times the average annual compensation paid to Messrs. Sheaffer and Wysaske during the five years immediately preceding the change in control. Under the Agreements, a "change in control" is deemed to occur if, at anytime during the term of the Agreement, any person or persons acting in concert obtain beneficial ownership of 20% or more of the Savings

Bank's Common Stock, or a merger, acquisition or other business combination involving the Savings Bank or the MHC has occurred.

     The Employers have also entered into a severance agreement with Mr. Yount providing for payments in the event of this termination following a change in control. The payments and the definition of "change in control" under Mr. Yount's agreement are similar to the related provisions of the Agreements.

     The aggregate severance payments that would have been payable under the terms of the Agreement to Messrs. Sheaffer, Wysaske and Yount had a change in control occurred in 1997 would have been $_______, $_______ and $_______, respectively, based on their respective current base salaries under the Agreements.

Option Grants

     No options were granted under the Savings Bank's 1993 Option Plan ("1993 Stock Option Plan") to the named executive officers during the fiscal year ended March 31, 1997.

Option Exercise/Value Table

     The following information is presented for the named executive officers in connection with the 1993 Stock Option Plan.

====================================================================================================================================
                                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                      AND FISCAL YEAR END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------------------
                                              Number                                                                     Value of
                                                of                                       Number of                     Unexercised
                                               Shares                                  Unexercised                     In-the-Money
                                             Acquired            Dollar                 Options at                      Options at
                                                on               Value               Fiscal Year End                 Fiscal Year End
                 Name                        Exercise           Realized              (Exercisable)                   (Exercisable)
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sheaffer                                --                $--                     20,733                         $224,746
Ronald Wysaske                                  --                 --                     16,297                          176,659
Michael C. Yount                                --                 --                     12,536                          135,890
====================================================================================================================================

--------------------------------------------------------------------------------
                             DIRECTORS' COMPENSATION
--------------------------------------------------------------------------------

     Directors receive an annual retainer of $4,600 (except for the current and immediate past Vice-Chairman of the Board who each receive an annual retainer of $5,000) and a monthly fee of $320 provided that they attend all meetings held during the month. Directors also receive $200 for each committee meeting attended, except no fees are paid for service on the Executive Committee. Director and committee fees totalled $104,000 for the year ended March 31, 1997.

     Directors may elect to defer their monthly fees until retirement with no income tax payable by the director until retirement benefits are received. This alternative is available through a non-qualified deferred compensation plan adopted by the Savings Bank in December 1986, and subsequently amended. If the participant's employment is terminated on or after the date he attains age 65 or five years of participation in the Plan ("Normal Retirement Date"), the Savings Bank shall pay the participant or his designated beneficiaries in annual or monthly installments over a period of 120 months, an amount equal to the balance in the participant's account immediately before the date on which benefits commence, plus interest on the unpaid balance. Participants may also choose two optional forms of benefit payments: (i) a lump-sum payment within five years of the Normal Retirement Date or (ii) an annuity over the life of the participant, or a joint survivor annuity over the lives of the participant and the participant's spouse. Benefits are also payable upon disability, early retirement, termination of service or death. The Savings Bank pays annual interest on assets under the plans based on a formula relating to gross revenues, which amounted to 7.9% for the year ended March 31, 1997. The estimated liability under the plan is accrued as earned by the participant. At March 31, 1997, the Savings Bank's aggregate liability under the plans was $663,000.

--------------------------------------------------------------------------------
         PROPOSAL III -- APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

     Deloitte & Touche LLP was the Savings Bank's independent auditors for the fiscal year ended March 31, 1997. The Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1998, subject to approval by the Savings Bank's stockholders. A representative of Deloitte & Touche LLP is expected to be present at the Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he so desires.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE SAVINGS BANK FOR THE FISCAL YEAR ENDING MARCH 31, 1998.

--------------------------------------------------------------------------------
                       TRANSACTIONS WITH THE SAVINGS BANK
--------------------------------------------------------------------------------

     Federal regulations require that all loans or extensions of credit to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. The Savings Bank's policy is not to make any new loans or extensions of credit to the Savings Bank's executive officers and directors at different rates or terms than those offered to the general public. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his related interests, are in excess of the greater of $25,000 or 5% of the Savings Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of loans by the Savings Bank to its executive officers and directors was $1.0 million at March 31, 1997.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

     The Board of Directors of the Savings Bank is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Savings Bank. In addition to solicitations by mail, directors, officers and regular employees of the Savings Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

--------------------------------------------------------------------------------
                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The Prospectus of Riverview Bancorp, Inc. dated August ___, 1997, which includes consolidated financial statements of the Savings Bank, has been mailed to all stockholders of record as of the close of business on the Voting Record Date. Any stockholder who has not received a copy of such Prospectus may obtain a copy by writing to the Secretary of the Savings Bank. The Prospectus is incorporated herein in its entirety.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     Upon consummation of the Conversion and Reorganization, the stockholders of the Savings bank will become stockholders of the Holding Company. In order to be eligible for inclusion in the Holding Company's proxy materials for its Annual Meeting of Stockholders next year, any stockholder proposal to take action at such meeting must be received at the Holding Company's main office at 700 N.E. Fourth Avenue, Camas, Washington, no later than ___________, 1998. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Exchange Act.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       PHYLLIS KREIBICH
                                       SECRETARY


Camas, Washington
August __, 1997


--------------------------------------------------------------------------------
A COPY OF THE FORM 10-KSB AS FILED WITH THE OFFICE OF THRIFT SUPERVISION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO PHYLLIS KREIBICH, SECRETARY, RIVERVIEW SAVINGS BANK, FSB, 700 N.E. FOURTH AVENUE, P.O. BOX 1068, CAMAS, WASHINGTON 98607.
--------------------------------------------------------------------------------

                                 REVOCABLE PROXY
                           RIVERVIEW SAVINGS BANK, FSB
                         ANNUAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------
                                SEPTEMBER  , 1997
--------------------------------------------------------------------------------

     The undersigned hereby appoints the full Board of Directors with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Riverview Savings Bank, FSB which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at the Savings Bank's main office at 700 N.E. Fourth Avenue, Camas, Washington, on _________, September ___, 1997, at ______ ___.m., Pacific Daylight Time, and at any and all adjournments thereof, as follows:

                                                                                FOR       AGAINST       ABSTAIN
    1.       To approve a Plan of Conversion from Mutual Holding                [  ]        [  ]         [  ]
             Company to Stock Holding Company and Agreement and
             Plan of Reorganization providing for the conversion of
             Riverview, M.H.C., the mutual holding company of
             Riverview Savings bank, FSB ("Savings Bank"), to a
             stock holding company, with the concurrent issuance and
             sale of all of the Savings Bank's outstanding common
             stock to Riverview Bancorp, Inc. ("Holding Company"),
             a Washington corporation, and the issuance and sale of
             the Holding Company's common stock to the public; and
             the other transactions provided for in the Plan of
             Conversion;
                                                                                                         VOTE
                                                                                FOR                    WITHHELD

    2.       The election as directors of all nominees                          [  ]                     [  ]
             listed below (except as marked to the
             contrary below).

             Roger Malfait
             Gary R. Douglass
             Patrick Sheaffer

             INSTRUCTION:  To withhold your vote
             for any individual nominee, write
             that nominee's name on the line below.

             --------------------------------------

                                                                                FOR        AGAINST      ABSTAIN

    3.       The  approval  of the  appointment  of  Deloitte                   [  ]        [  ]         [  ]
             & Touche LLP as independent auditors for the
             Savings Bank for the fiscal year ending
             March 31, 1998.

    4.       Such other matters as may properly come before the Meeting or any adjournments thereof.

    The Board of Directors recommends a vote "FOR" the above proposals.

--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Savings Bank at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from the Savings Bank, prior to the execution of this proxy, of the Notice of Annual Meeting of Stockholders, a proxy statement for the Annual Meeting of Stockholders, and a Prospectus of Riverview Bancorp, Inc. dated August ___, 1997.

Dated: _____________, 1997



_______________________________                   ______________________________
PRINT NAME OF STOCKHOLDER                         PRINT NAME OF STOCKHOLDER



_______________________________                   ______________________________
SIGNATURE OF STOCKHOLDER                          SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.



--------------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
--------------------------------------------------------------------------------